Zumiez Inc. Reports April 2011 Sales Results

Net Sales Increased 24.8% to $32.0 Million; April 2011 Comparable Store Sales Increased 17.5%

EVERETT, WA -- (Marketwire - May 04, 2011) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the four-week period ended April 30, 2011 increased 24.8% to $32.0 million, compared to $25.7 million for the four-week period ended May 1, 2010. The Company's comparable store sales increased 17.5% for the four-week period, versus a comparable store sales increase of 2.1% in the year ago period.

To hear the Zumiez prerecorded April sales message, please dial (585) 295-6795 or (866) 862-7693 (no passcode is required).

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. As of April 30, 2011 we operated 406 stores in the United States and 2 stores in Canada, which are primarily located in shopping malls, and our web site address is www.zumiez.com.

Company Contact:
Brian Leith
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1610

Investor Contact:
ICR
Brendon Frey
(203) 682-8200